Exhibit 99.1
Contacts:

Elise Caffrey Investor Relations iRobot Corp. (781) 418-3003 ecaffrey@irobot.com	Parna Sarkar Media Relations iRobot Corp. (781) 418-3135 psarkar@irobot.com
iRobot Division President to Retire
BURLINGTON, Mass., Sept. 28, 2006 — iRobot Corp. (NASDAQ: IRBT) today announced Gregory White, president of iRobot Home Robots, will retire in 2007 to explore a career in education. White will continue in his role as division president until his successor is named.
“Greg has done an outstanding job of running the business and establishing iRobot as a leader in the home robots category,” said Colin Angle, co-founder and chief executive officer of iRobot. “This move is also an opportunity to hire an executive who can build on Greg’s legacy and lead iRobot into new global markets.”
“This was a tough decision for me, but I am confident in the future of the company and the strength of the management team,” said White, president of iRobot Home Robots. “Personally, I am privileged to have the option to spend more time with my family and explore academic opportunities.”
White joined iRobot in 2003. Under his leadership, the home robots business reported $94 million in revenues in 2005, a 100 percent increase since 2003. The company has sold more than 2 million iRobot Roomba® Vacuuming Robots worldwide and introduced iRobot Scooba®, the first floor-washing robot for home use.
About iRobot Corp.
iRobot is a provider of robots that perform dull, dirty or dangerous missions in a better way. The company’s proprietary technology, iRobot AWARE Robot Intelligence Systems, incorporates advanced concepts in navigation, mobility, manipulation and artificial intelligence. This proprietary system enables iRobot to build behavior-based robots, including its family of consumer and military robots. For additional information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations concerning future financial performance, investments in and expansion of its business, product development and marketing plans, and demand for and market acceptance of its products. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market; fluctuations in our operating results and the seasonality of our business; our ability to enhance our current consumer robots or develop new consumer robots; our dependence on the U.S. federal government and government contracts; our ability to expand our product offering beyond our current markets; market acceptance of our products; our ability to manage our rapid growth; changes in government policies or spending priorities; and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.